Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2012, in the Registration Statement (Form S-4) and related Prospectus of CNH Capital LLC for the registration of $750,000,000 of 3.875% Notes due 2015.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin

December 18, 2012